Memorandum of Understanding

Between

Rodui Transportes & Locacoes
de Maquinas e Caminhões
and

ENSURGE, INC., Salt Lake City Utah USA

November 19, 2010

1.
ENSURGE, INC., (a corporation established under the laws of the State of Nevada, USA, [hereafter “Ensurge”]), and Rodui Transportes & Locacoes de Maquinas e Caminhoes (hereafter “Rodui”), with head office at Av. Anibal de Toledo, 960 – Pocone, MT, Federal Taxpayer number __________ hereby mutually agree to this Memorandum of Understanding (hereafter “MOU”), by which the general terms and conditions of their mutual understanding as to their relationship, duties and obligations are to be understood and interpreted.

2.
It is understood and agreed that this MOU is not intended to be the definitive binding contract and agreement between the parties, and that a formal agreement, consonant with the requisites of the statutes and laws of the country of Brazil, the State of Mato Grosso, as well as those statutes, laws and case law of the State of Nevada, United States of America, shall be prepared and formalized between the parties hereto or their designees.  It is thus understood and agreed that the terms and conditions of this MOU shall be, if applicable, incorporated into the definitive agreement, and that the parties hereto shall be bound thereby.

3.
Rodui hereby agrees and binds itself that it shall enter into a definitive and binding agreement with Ensurge and/or any subsidiary, designee or other entity identified by Ensurge, (and which is currently anticipated as a Brazilian business entity that will be owned by Ensurge), by which Rodui shall grant Ensurge access to its tailings stockpiles, in order to process and recover gold from those stockpiles, at the behest of and under those terms and conditions specified by Ensurge.

4.
It is understood and agreed that by executing this MOU, neither Rodui nor Ensurge hereby create a joint venture, partnership, corporation, limited liability company, bi-national company, consortium, new “simple company,” cooperative, sociedade anonima, or any other entity or mutual undertaking.  To the contrary, it is understood and agreed hereby that Rodui and Ensurge shall retain their individual characters, and that the relationship between them is, and shall remain, purely contractual.

5.
The project described above, as well as the Engineering Scoping Study set forth herein shall be known as the Tailings Gold Recovery Project (TGRP).  This purpose and scope of this project is, and shall be, the recovery of gold from tailings located at the Rodui  mine site, as referenced on the map attached hereto as Exhibit A.  It is understood and agreed that for the duration of its involvement in the TGRP, Ensurge shall have the exclusive right to undertake, supervise and/or control any and all operations related to the recovery of gold from tailings located at the Rodui mine site, as referenced on the map attached hereto as Exhibit A, and that Rodui shall not allow any persons or parties other than Ensurge any rights or privileges to undertake, supervise or control any such operations.  It is further understood and agreed that Rodui shall not undertake, supervise and/or control any operations in direct or indirect competition with Ensurge with regard to the TGRP.

Memorandum of Understanding

Between Rodui Transportes & Locacoes de maquinas e caminhoes and Ensurge, Inc.
October 16, 2010

6.
The cost of all geologic assessment, metallurgical testing, plant design and engineering as well as purchase of capital equipment necessary to implement and carry out the TGRP shall be paid 100% by Ensurge.

7.	The post-tax profite post-tax profit from the increased gold production resultant from the TGRP shall be split 50% for Rodui and 50% for Ensurge.

a.	Post-tax profit, referred to above, shall be generally defined as the sum of all revenue from the sale of gold, less the following:

i.	transportation costs and refining charges, if any, from the operation of the TGRP;

ii.	Administration, to include, but not be limited to; facilities management, accounting, laboratory operations;

iii.	Energy, including electricity, gasoline or other combustible fuel, and any other energy costs;

iv.	Consumable materials utilized in the TGRP;

v.	Maintenance expenditures, including replacement parts and labor;

vi.	All taxes and imposts related to the TGRP only, from whatever source, including federal, state, municipal and other taxes and imposts;

vii.	Depreciation of capital equipment;

viii.	All labor and employment costs related to the TGRP; and

ix.	Insurance, as determined by Ensurge.

b.
Ensurge and Rodui shall jointly hire a third party to determine the amounts of gold produced under the terms of this agreement, and the payment of profit therefrom, The distribution of profits shall be made within five (5) business days of the end of each month of operations of the TGRP.

c.
If Rodui employs any persons in connection with the TGRP, Rodui shall bear all responsibility for the payment of costs and all other obligations associated with the employment of such persons working under the direct or indirect supervision or authority of Rodui.  Ensurge has no responsibility or liability for the payment of benefits and taxes related to labor or employees related to Rodui, and is not the employer of anyone hired by Rodui.,

d.
Ensurge may, at Ensurge’s sole option and at Ensurge’s expense, employ such employees or functionaries as employees of Ensurge. Rodui shall have no control, supervision, responsibility or liability for those employees.

e.
Rodui and Ensurge shall each make such applications or undertake any other such actions necessary to maximize all tax deductions or other tax advantages as may be available to either or both parties in connection with the TGRP, including any rebate, exemption or other diminution of taxes or imposts arising from the exploration, development or processing of mining operations in the State of Mato Grosso, Brazil.

Memorandum of Understanding

Between Rodui Transportes & Locacoes de maquinas e caminhoes and Ensurge, Inc.
October 16, 2010

8.
Upon execution of this MOU, Ensurge shall, at its sole expense, commission and embark upon an Engineering Scoping Study (ESS), which shall include a detailed geologic assessment of the tailings stockpiles at Rodui’s sites, and development of a process technology to economically recover gold from the tailings.

9.
Upon completion of the ESS, in the event that Ensurge determines, in its sole discretion, that any further proceeding on the TGRP would be technologically or economically unfeasible, Ensurge may withdraw from the TGRP without any liability, responsibility or obligation.

10.
In the event that Ensurge determines, in its sole discretion, that the ESS has demonstrated the technological and economic feasibility of proceeding with the TGRP, Ensurge shall provide written notification to Rodui of Ensurge’s intent to proceed with the definitive agreement and the TGRP. If Ensurge does not confirm, in writing that it intends to proceed with the TGRP within 30 days from completion of the ESS, this MOU shall be deemed terminated, null and void, without any liability, responsibility or obligation by Ensurge to Rodui.

10.1. At its sole discretion, Ensurge may, upon written notice, withdraw or annul this MOU without any liability, responsibility or obligation to Rodui, for any reason.

11.	In the event that Ensurge determines, in its sole discretion, that the ESS has demonstrated the technological and economic feasibility of proceeding with the TGRP, Ensurge shall, at its sole expense:

a.	Apply for all necessary regulatory permits to construct and operate the TGRP,

b.	Order the necessary process equipment;

c.	Arrange for delivery of that equipment to the site in Pocone, Mato Grosso, Brazil;

d.	Supervise the installation and start-up of the equipment; and

e.	Arrange for training of equipment operators.

12.
Rodui agrees that it will fully cooperate and facilitate the installation of all equipment furnished by Ensurge, and that it shall make available all land, facilities and other necessary accommodations for such equipment, including, but not limited to, reasonable assistance in the construction of any buildings, on-site office or other structures necessary for the equipment to function fully and efficiently.

13.
All reports and documentation related to the ESS or any other report or documentation developed by Ensurge at Ensurge’s expense, shall be considered the sole property and confidential information (CI) of Ensurge, and shall not be considered property of Rodui or any other entity or person than Ensurge.  Ensurge reserves the right to withhold any reports, documentation or other CI undertaken or developed at Ensurge’s expense from Rodui.  In the event that Ensurge determines, in its sole discretion, to share any reports, documentation or other CI with Rodui, the following shall apply:

a.	Rodui shall not at any time release, publish, reveal or disclose the CI directly or indirectly to any person without first obtaining the express written consent of Ensurge.

b.
The obligations of Rodui respecting disclosure and use of CI acquired from Ensurge shall survive the expiration or termination of this MOU and all TGRP operations, and shall continue for a period of sixty (60) months thereafter.

14.
In the event of any anticipated sale, transfer, license or other delegation of duties or rights owned by Rodui or any of its interests to any third party with regard to the subject matter of this MOU, Rodui must notify the prospective third party acquirer of the existence and terms of this MOU and any other binding agreement between the parties hereto, and shall make as a condition precedent to any such transfer, sale, license, assignment or other delegation of duties or rights to any third party that such third party shall be subject to the terms hereof, and that  the prospective third party shall be bound by the terms and conditions of this MOU, at the option of Ensurge.

Memorandum of Understanding

Between Rodui Transportes & Locacoes de maquinas e caminhoes and Ensurge, Inc.
October 16, 2010

15.
In the event of any sale, transfer, license, assignment or other delegation of duties or rights owned by Rodui or any of its interests to any third party, Ensurge shall have the sole option to cancel this MOU or any successor agreement immediately upon such sale, transfer, license, assignment or other delegation of duties or rights, or otherwise maintain this agreement, which shall be binding on any third party.

16.
Rodui agrees that they shall not enter into any agreement with any party other than Ensurge for evaluation of the Tailings Recovery Project, the overall geologic assessment of its properties, nor shall it negotiate, discuss or otherwise engage in any activity intended to sell, alienate or compromise its interests in the TGRP or any of its mining interests encompassed within the scope of this agreement until such time as Ensurge has notified Rodui of its intention to proceed or to desist from proceeding with the TGRP, upon Ensurge’s receipt of the results of the ESS, referenced above.

a.
In the event that the Rodui engages in discussions or evaluations, establish a joint venture, partnership, business entity or contractual relationship with regard to the subject matter of this MOU; or in the event of a sale, transfer, license or other delegation of duties or rights owned by Rodui or any of its interests to any third party in violation of the above paragraph, Roudi shall, in addition to general and contractual damages for which it is liable under law and equity, reimburse Ensurge for any money expended on studies or other expenses, including, but not limited to, all amounts actually expended by Ensurge for the ESS, and any other expenditures or payments set forth in this MOU, and paid by Ensurge.

17.
All disputes arising out of or in connection with the present MOU shall be submitted to and finally settled under the Rules of Brazil-Canada Chamber of Commerce, (any proceeding thereunder to be held in São Paulo, Brazil) by one or more arbitrators appointed in accordance with the said Rules.  Any disputes, disagreements or claims between the parties that are, or may be subjected to formal legal process, shall be submitted to the exclusive jurisdiction of Brazil, with venue in São Paulo, SP.  The parties hereto waive any defense of lack of personal jurisdiction in said court(s). All disputes between the parties arising from this MOU shall be governed by and construed under laws of Brazil. In the event either party hereto finds it necessary to employ legal counsel or to bring any arbitration, an action at law or any other proceedings, formal or informal, against any other party hereto to enforce any of the terms, covenants and conditions hereof, including any arbitration, mediation or other proceeding, the non-prevailing party in any such action or any other proceedings shall pay all reasonable attorneys' fees to the other party.  In the event the judgment is secured by the prevailing party, all reasonable attorneys' fees shall be included as party of such judgment.

18.
This MOU has been written in English and translated into Portuguese for the convenience of the parties hereto.  In the event of any ambiguity of interpretation thereof, and for all official purposes, the provisions set forth herein in English shall prevail, except as may be required under Brazilian law.  In the event that it is necessary that the parties cannot agree as to the reasonable construction of any provision of any Portuguese phrase, word or other construction in the Portuguese language, it is agreed that the parties shall appoint a mutually acceptable interpreter with certification in the United States for the translation and interpretation of binding legal documents in English and Portuguese, whose interpretation of the disputed language shall be binding on the parties.

Memorandum of Understanding

Between Rodui Transportes & Locacoes de maquinas e caminhoes and Ensurge, Inc.
October 16, 2010

19.
This MOU represents the entire agreement between the parties to this point, with full understanding that a definitive agreement shall be drafted and executed between the parties.  The parties fully, freely and voluntarily enter this MOU with full knowledge and understanding of the contents thereof. Further, the signers of this MOU, and each of them, (a) represent that they have had the opportunity to consult with counsel of their own choosing prior to execution of this MOU, (b) the contents of this document have been explained to them; and (c) that they sign the MOU with the intent to be fully bound thereby, and that they have the capacity to be fully bound thereby.

20.	Except as provided herein, this MOU may not be amended or terminated except by an instrument in writing signed by all of the parties hereto.

21.
All notices required in connection with this MOU shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by receipted overnight courier or (iii) mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties may designate from time to time in writing:

Rodui Tansportes & Locacoes de Maquinas e Caminhoes
Av. Anibal de Toledo, No. 960
Pocone, Mato Grosso, Brazil
Attention:  Evaldino Rodui

Ensurge, Inc.
2825 East Cottonwood Parkway
Suite 500
Salt Lake City, Utah 84121 USA
Attention:  Jordan Estra, President & Chief Executive Officer

22.
The undersigned hereby certify that they have authority to execute this document on behalf of the parties or entities represented, that they have read and reviewed the contents of this agreement, that they have had the chance to consult and receive the advice of legal counsel, and that they sign this document voluntarily, and without coercion. This agreement is set in two (2) counterparts in the presence of two (2) witnesses.

Accepted, Executed and Agreed this 19 day of November, 2010:

/s/Evaldino Rodui
Evaldino Rodui
On Behalf of Rodui Transportes & Locacoes de Maquinas e Caminhoes
Accepted, Executed and Agreed this 19 day of November, 2010:

/s/ Jordan Estra
Jordan Estra
President and Chief Executive Officer
Ensurge, Inc.

Witnesses:

Memorandum of Understanding

Between Rodui Transportes & Locacoes de maquinas e caminhoes and Ensurge, Inc.
October 16, 2010